News Release

Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, TX 77054

IMMEDIATE RELEASE

Sharps Compliance Announces $40 Million U. S. Government Contract

$40 million contract to provide the Sharps Medical Waste Management System

HOUSTON, Texas, February 2, 2009 - Sharps Compliance Corp. (OTCBB: SCOM) (“Sharps” or the “Company”), a leading provider of cost-effective disposal solutions for alternative site healthcare facilities and other generators of medical waste, today announced that it has been awarded a contract to provide its Sharps Medical Waste Management System (“Sharps®MWMS™”) to an agency of the United States Government.

The total contract is valued at approximately $40 million and is expected to be executed over a five year period. The Company has received a purchase order for $28.5 million which represents products and services to be provided during the first contract year. The following four option years represent payment for program maintenance.

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective disposal solutions for alternative site healthcare facilities and other generators of medical waste and unused pharmaceuticals.  The Company’s flagship product, the Sharps Disposal by Mail System®, is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as “sharps”).  The Company also offers a number of products specifically designed for the home healthcare market and products for the safe disposal of unused pharmaceuticals, RxTakeAway™. Sharps Compliance focuses on targeted growth markets such as the pharmaceutical, retail, government, commercial, and hospitality markets, as well as serving a variety of additional markets.  Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

More information on Sharps Compliance can be found on its website at: www.sharpsinc.com.

Safe Harbor Statement
The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance.  Wherever used, the words “estimate”, “expect”, “plan”, “anticipate”, “believe”, “may” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations.  Some of these risks include, without limitation, the company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission.  Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.  The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

Sharps Compliance Announces $40 Million U.S. Government Contract
February 2, 2009

For more information contact:

David P. Tusa Executive Vice President, Chief Financial Officer & Business Development

Phone: (713) 660-3514 dtusa@sharpsinc.com

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